EXHIBIT 10.23

[WAFERGEN LETTERHEAD]

June 17, 2009

Victor Joseph
35964 Killorglin Common
Fremont, CA 94536

Re:	Separation from Employment

Dear Victor:

This letter confirms the terms of your separation from employment with WaferGen Bio-systems, Inc. (the “Company”), which will become effective as of June 17, 2009 (“Separation Date”).  You will also cease to be a director of any of the Company’s subsidiaries effective as of the Separation Date.  We have valued the important contributions that you have made, as a co-founder of the Company, over a sustained period of time.

1. Final Paycheck.

You will be paid on the Separation Date your final paycheck in the amount of $51,371.84, less applicable withholdings.  This payment includes (a) all outstanding salary amounts and (b) any accrued, but unused, vacation time based on an annual salary rate of $262,500.  If you seek reimbursement of any business expenses, you agree to submit your final expense reimbursement statement within ten (10) days of the Separation Date, along with receipts or other supporting documentation.  The Company will reimburse valid business expenses in accordance with its standard expense reimbursement policies.

2. COBRA.

You will be eligible to convert your medical insurance coverage under COBRA, and will receive information from our plan administrator describing this conversion election.

3. Accelerated Vesting.

In accordance with Section 9(e) of your Executive Employment Agreement dated May 31, 2007 (the “Employment Agreement”), all stock options granted to you pursuant to the Company’s stock incentive plan (the “Options”) shall vest immediately and become exercisable effective on your Separation Date; provided, however, that any unexercised Options shall expire on the two-year anniversary of the Separation Date.

4. Severance Benefits.

In exchange for the general release of claims and other agreements contained in this letter, the Company also will provide you with the following severance benefits:

(a) Severance pay in the amount of $306,250.00, less applicable withholdings, payable in the form of salary continuation in accordance with the Company’s regular payroll practices.  This payment is equivalent to fourteen (14) months of base salary, based on an annual salary rate of $262,500 (“Severance”), and will be paid in twenty-eighty (28) equal installments beginning on the Company’s first regular payroll date after expiration of the 7-day revocation period discussed in Section 9 below.

(b) If you elect to convert your group health coverage under COBRA, the Company will pay the premiums for your COBRA coverage until the earlier of (i) the two-year anniversary of the Separation Date or (ii) the date you become covered under another employer’s group health plan.

(c) Your receipt of the foregoing severance payments and benefits is conditioned on your agreement not to compete with the Company, or its successors or assigns, during the severance period.  In addition, you must continue to comply with your obligations under Sections 11 and 12 of the Employment Agreement, including the restrictive covenants contained in Section 12.  If you engage in any business activity competitive with the Company or its successors or assigns during the severance period, or violate your obligations under the Sections 11 or 12 of the Employment Agreement, all severance payments and benefits immediately shall cease.  Except for the separation benefits set forth above, you will not be entitled to any compensation, benefits or other perquisites of employment after the Separation Date.

5. Mutual Release of Claims.

(a) You hereby completely release and forever discharge the Company, its affiliated, related, parent or subsidiary entities, and its and their present and former directors, officers, and employees (the “Company Released Parties”) from any and all claims that you may now have or have ever had against any of the Company Released Parties, including but not limited to, any claims arising under Title VII of the Civil Rights Act of 1964, the WARN Act or any state counterpart, the California Fair Employment and Housing Act, the Age Discrimination in Employment Act (“ADEA”), the Americans with Disabilities Act of 1990, or any other claims for violation of any federal, state, or municipal laws, and any and all claims for attorneys’ fees and costs (the “Released Claims”).  You understand that you are not waiving any right or claim that cannot be waived as a matter of law, such as workers’ compensation or unemployment insurance benefits.

You agree not to file or initiate any lawsuit concerning the Released Claims. Notwithstanding the foregoing, this paragraph does not prevent you from filing a charge with or participating in an investigation by a governmental administrative agency; provided, however, that you hereby waive any right to receive any monetary award resulting from such a charge or investigation.

(b) The Company hereby completely releases and discharges you from any and all claims that it may now have or has ever had against you, including but not limited to any claims for violation of any federal, state or municipal laws, and any and all claims for attorney’s fees and costs.  The Company agrees not to file or initiate any lawsuit against you concerning the claims released in this paragraph.

(c) You and the Company acknowledge that the foregoing releases cover both known and unknown claims.  Accordingly, the parties mutually waive their rights under Section 1542 of the California Civil Code, or under any comparable law of any other jurisdiction.  Section 1542 states:  “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

6.           Lock-Up Agreement.

(a)           General Restriction.  You hereby agree that you will not, during the period commencing on the date hereof and ending on the one year anniversary of the date hereof:

(i)                      offer, sell, assign, transfer, pledge, contract to sell, or otherwise dispose of, directly or indirectly, any shares of the Company’s Common Stock (the “Common Stock”) or securities convertible into or exercisable or exchangeable for Common Stock owned by you on the date hereof or acquired hereafter, including, without limitation, shares of Common Stock or any such securities which may be deemed to be beneficially owned by you as of the date hereof as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as the same may be amended or supplemented from time to time (the “Exchange Act”), including any and all stock options granted by the Company to you (such shares or securities, the “Beneficially Owned Shares”);

(ii)                      enter into any swap, hedge or other agreement or arrangement that transfers in whole or in part, the economic risk of ownership of any Beneficially Owned Shares, Common Stock or securities convertible into or exercisable or exchangeable for Common Stock; or

(iii)                      engage in any short selling of any Beneficially Owned Shares, Common Stock or securities convertible into or exercisable or exchangeable for Common Stock.

This Section 6(a) shall apply whether any such transaction described above is to be settled by delivery of Common Stock or other securities, in cash or otherwise.

(b)                      Exceptions.  Section 6(a) above shall not apply to the following:

(i)                      the transfer of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock (w) acquired in open market transactions after date hereof, (x) as a bona fide gift or gifts for no consideration, (y) to any trust, family limited partnership or other person or entity for estate or tax planning purposes for your benefit or the benefit of your immediate family, in each case for no consideration, (z) by will or intestacy to your legal representative, heir or legatee, provided that any permitted donee, transferee or distributee in the case of (x), (y), or (z) shall execute and deliver to the Company, prior to such transfer or other transaction, a form of this lock-up agreement in Section 6 and such other documents as the Company may reasonably request; or

(ii)                      the sale of all or part of the Beneficially Owned Shares at any time and from time to time in privately negotiated transactions not involving a sale on the open market or otherwise through or reportable on the over-the-counter market or any stock exchange (such open market or other over-the-counter market or stock exchange transactions are referred to herein as “Market Transactions”), as the case may be; provided that the transaction is at commercially reasonable arm’s length and the buyer of such Beneficially Owned Shares is not your immediately family member or otherwise your “affiliate,” as defined in Rule 12b-2 under the Exchange Act.

(iii)                      beginning on December 16, 2009 and ending on March 15, 2010, you shall be entitled to sell in Market Transactions on each trading day during such three-month period an aggregate number of shares of the Company’s Common Stock of no more than 15% of the average daily volume of shares of the Company’s Common Stock traded over the counter or on any stock market, as the case may be, during the three month period from September 1, 2009 through November 30, 2009 (the “ADV”); and

(iv)                      beginning on March 16, 2010 and ending on June 15, 2010, you shall be entitled to sell in Market Transactions on each trading day during such three-month period an aggregate number of shares of the Company’s Common Stock of no more than 20% of the ADV.

For purposes of this Section 6, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin.

(c)                      Stop Transfer.  You agree and consent to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of your shares of Common Stock except in compliance with the foregoing restrictions.

(d)                      Exercise of Options.  This Section 6 is not intended to restrict the mere exercise, by you, of stock options outstanding on the date hereof upon the payment of the exercise price thereof in cash, but Section 6 shall restrict your ability to exercise options on a cashless or similar basis to the extent such exercise price is paid for though the sale of shares of Common Stock underlying the stock option in a Market Transaction.

6. Nondisparagement.

You agree not to make or publish, either orally or in writing, any disparaging statement about the Company Released Parties, and the Company agrees not to make or publish any disparaging statement about you; provided that each party shall respond accurately and fully to any inquiry or request for information when required by legal process.

7. Return of Company Property.

Please return all Company materials in your possession, including keys, as soon as possible.  Also, remember that even after your employment with the Company ends, you must comply with your continuing obligation to maintain the confidentiality of the Company’s proprietary information, including your obligations under the proprietary information agreement you signed as a condition of your employment (the “Proprietary Information Agreement”).

8. Entire Agreement.

This letter contains all of our agreements and understandings and fully supersedes any other prior agreements or understandings that we may have had regarding your employment with the Company or its termination, with the exception of the Proprietary Information Agreement and Sections 11, 12, and 13 of the Employment Agreement.  For instance, it supersedes Section 10(f)(2) of your Employment Agreement, with respect to the notice, payments and benefits you will receive in connection with your separation from employment.  The agreement is governed by California law and may be amended only in a written document signed by you and the Company’s President.  If any term in this agreement is unenforceable, the remainder of the agreement will remain enforceable.  This agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, successors, attorneys and permitted assigns.  You agree, however, that you will not assign any rights or obligations under this agreement, and any such purported assignment shall be null and void.

9. Consideration and Revocation Periods.

Please note that you have 45 days to consider this letter agreement (but may sign it at any time before hand if you so desire).  You also acknowledge that you have been advised that you can consult an attorney in considering this agreement.  You also acknowledge that you have received the attached list of the job titles and ages of the employees in the decisional unit for this reduction in force.  The decisional unit for this layoff is the Company’s Fremont office, and the eligibility factors for this layoff include changes in the Company’s business needs.  In addition, you can revoke your release of ADEA claims within seven days of signing this agreement by sending me a certified letter to that effect.  Although the portion of this letter that pertains to the release of claims under the ADEA shall not become effective or enforceable and no severance payments or benefits will be provided until the 7-day revocation period has expired, all other provisions of this letter will become effective upon your signing of this letter.

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If you have any questions, please feel free to call me.  We wish you the best in your future endeavors.

Very truly yours,

Alnoor Shivji
Chief Executive Officer of
WaferGen Bio-systems, Inc.

To accept the severance package described above, please sign below and return this letter to me on or before August 1, 2009.

ACCEPTED AND AGREED:

Dated:
Victor Joseph